Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Aceto Corporation

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-149586, 33-38679, 333-90929 and 333-110653) of Aceto Corporation of our reports dated September 11, 2009, relating to the consolidated financial statements, and the effectiveness of Aceto Corporation’s internal control over financial reporting, which are incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated September 11, 2009 relating to the financial statement schedule, which appears in this Form 10-K.

BDO Seidman, LLP

Melville, New York
September 11, 2009